Exhibit 99.1

Community Bancorp. Reports Fourth Quarter and Full Year 2020 Earnings
Strong Growth in Deposits, Earnings and Assets

For immediate release

Derby, VT: January 25, 2021 --- Community Bancorp., (OTCQX:CMTV) the parent company of Community National Bank, announced today that its earnings for the fourth quarter ended December 31, 2020, were $3,174,510, or $0.60 per share, a 34% increase from $2,371,300, or $0.45 per share, for the fourth quarter of 2019. Full-year earnings for 2020 were $10,758,502, or $2.03 per share, a 22% increase from $8,824,446, or $1.68 per share, in the year ago period.

Total assets at December 31, 2020 were $918,233,284 compared to $737,955,319 at year end 2019, an increase of 24.4%. The asset growth has been driven by an increase in loans in the amount of $102.4 million year-over-year, largely attributable to the origination of Paycheck Protection Program (“PPP”) loans, with the balance of loan growth reflecting increases in commercial loans and the residential loan portfolio. Community National Bank, the Company’s subsidiary, participated in the PPP administered by the Small Business Administration (“SBA”) as part of the Coronavirus Aid, Relief and Economic Security (“CARES”) Act. As of December 31, 2020, the PPP loan portfolio totaled $64.4 million.

Net interest income increased $1,556,262, or 24.5%, and $2,599,922, or 10.1%, respectively for the fourth quarter and full year comparative periods. While loan growth is providing a tailwind to growth in interest income, that opportunity is offset by the impact of the current low rate environment on new loan originations and interest rate adjustments on adjustable rate loans, as well as the mandated 1% interest rate on the PPP loans. Processing fees from the SBA of $1,139,288 and $2,147,720, respectively for the fourth quarter and full year comparative periods as well as a decrease in interest expense of $435,992, or 28.2%, and $1,296,436, or 21.1%, respectively for those same periods contributed to the increase in net interest income compared to the periods ended December 31, 2019. Although deposit balances increased in 2020 by $167.3 million, or 27.2%, the lower interest rates and significant increases in non-interest-bearing demand deposit accounts led to the decrease in interest expense.

President and CEO Kathryn Austin commented on the Company’s results: “2020 was a year in which our Company and banking operations proved successful despite many underlying challenges. The pandemic impacted every aspect of our community and our business. Ultimately, however, our approach to local banking provided a genuine foundation for growth. We successfully met the need for timely access to PPP loans for customers and non-customers, and managed our expenses effectively during this period even as we expanded our loan origination base. We will continue to invest in the technology, infrastructure and human resources to support our strategy of responsible, profitable growth going forward, confident that our accomplishments in 2020 have positioned us even better in our communities.”

The provision for loan losses in 2020 was $1,589,000 compared to $1,066,167 for 2019. Increases to the provision were partially due to loan growth early in the year as well as adjustments to the qualitative factors used to estimate the allowance for loan losses, particularly factors related to the potential economic impact to borrowers from the COVID-19 pandemic.

The Company reported increases in non-interest income of $825,658 or 13.9% for 2020 and $118,725 or 7.4% for the fourth quarter over the same periods in 2019. Contributing to this growth was an increase in income from fees related to mortgage banking activity due to an increase in originations and sales in the secondary market. Loan originations that were subsequently sold in the secondary market were $6.1 million for the fourth quarter, compared to $5.0 million for the same period in 2019, resulting in gains on sale of loans of $248,725 and $95,613 respectively for the fourth quarter comparison periods. Loan originations of $36.6 million for 2020 compared to $12.5 million for 2019 resulting in gains on sale of loans of $977,686 and $182,599 for the year over year comparison periods.

Non-interest expenses for the fourth quarter of 2020 were $5.2 million, compared to $4.7 million for the same period in 2019, an increase of 8.9%. Non-interest expenses for the full year 2020 were $20.4 million, compared to $19.9 million in 2019, an increase of 2.6%.

As previously announced, the Company declared a quarterly cash dividend of $0.19 per share payable February 1, 2021 to shareholders of record as of January 15, 2021.

Community National Bank is an independent bank that has been serving its communities since 1851, with offices located in Vermont in Derby, Derby Line, Island Pond, Barton, Newport, Troy, St. Johnsbury, Montpelier, Barre, Lyndonville, Morrisville, Enosburg Falls, Burlington and Lebanon, NH.

Forward Looking Statements

This press release contains forward-looking statements, including, without limitation, statements about the Company’s financial condition, capital status, dividend payment practices, business outlook and affairs. Although these statements are based on management’s current expectations and estimates, actual conditions, results, and events may differ materially from those contemplated by such forward-looking statements, as they could be influenced by numerous factors which are unpredictable and outside the Company’s control. Factors that may cause actual results to differ materially from such statements include, among others, the following: (1) general economic or monetary conditions, either nationally or regionally, continue to decline, resulting in a deterioration in credit quality or diminished demand for the Company’s products and services; (2) changes in laws or government rules, or the way in which courts interpret those laws or rules, adversely affect the financial industry generally or the Company’s business in particular, or may impose additional costs and regulatory requirements; (3) interest rates change in such a way as to reduce the Company’s interest margins and its funding sources; and (4) competitive pressures increase among financial services providers in the Company’s northern New England market area or in the financial services industry generally, including pressures from nonbank financial service providers, from increasing consolidation and integration of financial service providers and from changes in technology and delivery systems.

For more information, contact:
Kathryn M. Austin, President & CEO at (802) 334-7915